                                                                      Exhibit 12

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                       For the Years Ended December 31,                     March 31,
                                          ----------  ---------- ----------- ----------- ------------ ---------- -----------
                    TITLE                   1997        1998        1999        2000        2001        2001        2002
                                          ----------  ---------- ----------- ----------- ------------ ---------- -----------
A)   Earnings (loss) before income
        taxes, minority interest,
        extraordinary items and
        accounting change                   $ 143.0     $ 429.0     $ 448.0     $ 723.0   $ (1,265.0)    $ 87.0     $ 139.0

B)   Minority interest expense,
        net of taxes                         (140.0)      (87.0)     (163.0)     (238.0)      (147.0)     (42.0)      (31.0)

C)   Fixed charges excluding
        capitalized interest                  826.6       866.7       820.9     1,151.5      1,256.0      339.3       280.5

D)   Amortization of previously
        capitalized interest                   37.0        38.8        17.0        23.5         31.8        7.6        11.2

E)   Equity in undistributed
        earnings of affiliates                (40.4)       23.7       (41.6)        5.6         13.5        2.6         2.7
                                          ----------  ---------- ----------- ----------- ------------ ---------- -----------

F)   Earnings (loss) before income taxes,
        extraordinary items, accounting
        change and fixed charges            $ 826.2    $1,271.2    $1,081.3    $1,665.6     $ (110.7)   $ 394.5     $ 402.4
                                          ==========  ========== =========== =========== ============ ========== ===========

     Fixed Charges

G)   Interest and amortization of debt
        expense                             $ 720.0     $ 716.9     $ 611.5     $ 938.1     $1,050.3    $ 284.3     $ 231.0

H)   Interest factor attributable to rentals   83.0        80.7        76.3        72.8         76.7       19.9        20.8

I)   Preferred dividends of subsidiaries       23.6        69.1       133.1       140.6        129.0       35.1        28.7

J)   Capitalized interest                      71.6        53.4        29.3        25.2         13.2        3.3         2.5
                                          ----------  ---------- ----------- ----------- ------------ ---------- -----------

K)   Total fixed charges                    $ 898.2     $ 920.1     $ 850.2    $1,176.7     $1,269.2    $ 342.6     $ 283.0
                                          ==========  ========== =========== =========== ============ ========== ===========

L)   Ratio of earnings to fixed charges                    1.38        1.27        1.42                    1.15        1.42
                                                      ========== =========== ===========              ========== ===========

M)   Deficiency in earnings necessary
        to cover fixed charges              $ (72.0)                                      $ (1,379.9)
                                          ==========                                     ============